Exhibit 99.1

Oceaneering Announces Record First Quarter Earnings

May 1, 2007 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record first quarter earnings for the period ended March 31, 2007. On revenue of $344 million, Oceaneering generated net income of $33.2 million, or $0.60 per share. This quarter’s results included, in Subsea Projects gross margin, a $3.5 million pre-tax gain on the sale of the Ocean Service, an ROV support vessel. During the corresponding period in 2006, Oceaneering reported revenue of $290 million and net income of $25.5 million, or $0.47 per share.

In addition to the gain on the sale of the Ocean Service, the year-over-year increase in quarterly earnings was principally due to increases in ROV and Subsea Products operating profits. These improvements reflect Oceaneering’s business focus on deepwater and subsea completion activity.

Summary of Results

(in thousands, except per share amounts)

	Three Months Ended
	March 31,		Dec. 31,
	2007	2006	2006
Revenue	$344,004	$289,509	$342,363
Gross Margin	$79,602	$60,317	$75,622
Operating Income	$53,536	$37,964	$47,882

Net Income	$33,166	$25,502	$29,844

Diluted Earnings Per Share	$0.60	$0.47	$0.54

Weighted Average Number of Diluted Shares	55,474	54,776	55,349

Subsea Products operating income improved to a record level on the strength of an increase in sales of and improved margins on specialty subsea hardware. Sequentially lower quarterly ROV operating income resulted from a customary seasonal decline in days on hire and higher operating expenses, which included a substantial increase in recruiting and training costs to facilitate further expansion of our ROV fleet.

T. Jay Collins, President and Chief Executive Officer, stated, “We are very pleased with our record first quarter earnings. These were above our guidance range as our Subsea Products and Inspection businesses performed above expectations. We continue to believe we are on track to achieve record EPS for the fourth consecutive year, with annual EPS growth of about 20%.

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“Subsea Products record operating income performance during the quarter was attributable to increased demand for our specialty products and a very favorable product mix for the quarter. We believe we are on track to earn $30 to $45 million more operating income from this segment than last year’s record, as per our earnings guidance issued last quarter. At quarter-end our backlog was $361 million, up $139 million from a year ago and about the same as last quarter.

“Inspection operating income was comparable to the fourth quarter of 2006 and higher than our expectations. This was because a normal seasonal decline in activity did not occur as anticipated with higher demand in the UK, Africa, and the U.S. Gulf of Mexico.

“Our ROV business had a very good quarter. Year-over-year, operating income increased nearly 25%. We improved our average revenue per day-on-hire to nearly $7,900, up approximately 20%, and increased our days on hire by 7% as we grew our average fleet size. Average operating income per day-on-hire rose to over $1,900, more than 15%. The sequential quarterly increase in ROV operating expenses was largely attributable to higher costs associated with recruiting, training, and retaining personnel. We expect our quarterly operating income to improve during the remainder of the year and we continue to expect 2007 operating income growth of $20 to $30 million over 2006. During the quarter we put seven new vehicles into service to meet growing market demand, and at the end of March 2007 we had 193 ROVs in our fleet.

“Subsea Projects operations performed, as expected, at a level similar to the fourth quarter of 2006. Quarterly operating income did, however, sequentially improve due to the gain on sale of the Ocean Service. The very recent signing of two contracts to provide vessel and ROV services to support hurricane damage-related platform removal and well plug and abandonment operations is significant for Subsea Projects. Given the magnitude of work we will be undertaking to perform these contracts, we have gained confidence in our guidance of achieving Subsea Projects operating income in 2007 comparable to 2006.

“In summary, our business outlook for 2007 remains unchanged from our last earnings release in February. We expect to continue to benefit from our expanded Subsea Products capacity and the expansion of and improved pricing on our ROV fleet.

“Taking into consideration our earnings during the first quarter and our increased confidence in our Subsea Projects forecast, we are raising the bottom estimate of our 2007 EPS guidance range. We now forecast record EPS for 2007 in the range of $2.70 to $2.90. We continue to anticipate the 2007 growth in EPS will be led by operating income improvements in Subsea Products and ROVs. For the second quarter of 2007 we are forecasting EPS of $0.67 to $0.73.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: belief that it is on track to achieve record EPS for the fourth consecutive year, with annual EPS growth of about 20%; belief that Subsea Products is on track to earn $30 to $45 million more operating income than in 2006; expectation that ROV’s quarterly operating income will improve during the remainder of 2007 and that an annual 2007 ROV operating income growth of $20 to $30 million will be achieved; projection that Subsea Projects 2007 operating income will be comparable to 2006; expectation of continued benefit from the expanded Subsea Products capacity and from the expansion of and improved pricing on the ROV fleet; expectation of achieving the estimated record EPS range in 2007; anticipation that 2007 earnings growth will be led by profit improvements in Subsea Products and ROVs; and forecasted second quarter 2007 EPS range. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for May 2, 2007 at 10:00 a.m. Central Time, can be heard at www.companyboardroom.com (enter ticker OII).

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Mar. 31, 2007	Dec. 31, 2006
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $26,191 and $26,228)	$586,066	$523,645
Net Property and Equipment	554,505	523,707
Other Assets	195,645	194,670

TOTAL ASSETS	$1,336,216	$1,242,022

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$286,158	$279,706
Long-term Debt	237,000	194,000
Other Long-term Liabilities	80,375	71,552
Shareholders’ Equity	732,683	696,764

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,336,216	$1,242,022

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	Mar. 31, 2007	Mar. 31, 2006	Dec. 31, 2006
	(in thousands, except per share amounts)
Revenue	$344,004	$289,509	$342,363
Cost of Services and Products	264,402	229,192	266,741

Gross Margin	79,602	60,317	75,622
Selling, General and Administrative Expense	26,066	22,353	27,740

Income from Operations	53,536	37,964	47,882
Interest Income	115	68	470
Interest Expense	(3,130)	(2,791)	(3,470)
Equity earnings of unconsolidated affiliates, net	1,189	4,354	1,336
Other Income (Expense), net	32	5	(902)

Income before income taxes	51,742	39,600	45,316
Provision for Income Taxes	18,576	14,098	15,472

Net Income	$33,166	$25,502	$29,844

Diluted Earnings per Share	$0.60	$0.47	$0.54
Weighted average number of common sharesand equivalents	55,474	54,776	55,349

The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended
		Mar. 31, 2007	Mar. 31, 2006	Dec. 31, 2006
		($ in thousands)
Remotely Operated Vehicles	Revenue	$113,330	$88,947	$113,867
	Gross margin	$32,683	$26,584	$36,265
	Gross margin %	29%	30%	32%
	Operating income	$27,493	$22,205	$31,387
	Days available	17,009	15,855	16,995
	Utilization	85%	85%	86%

Subsea Products	Revenue	$104,871	$84,518	$99,184
	Gross margin	$28,993	$18,790	$22,663
	Gross margin %	28%	22%	23%
	Operating income	$20,624	$12,561	$15,255
	Backlog	$361,000	$222,000	$359,000

Subsea Projects	Revenue	$33,100	$41,120	$32,527
	Gross margin	$15,573	$13,330	$11,477
	Gross margin %	47%	32%	35%
	Operating income	$14,070	$11,938	$10,057

Inspection	Revenue	$47,420	$33,423	$47,520
	Gross margin	$6,682	$5,361	$6,781
	Gross margin %	14%	16%	14%
	Operating income	$3,481	$2,189	$3,149

Mobile Offshore Production Systems	Revenue	$11,024	$13,332	$14,477
	Gross margin	$3,398	$4,202	$5,380
	Gross margin %	31%	32%	37%
	Operating income	$3,066	$3,984	$5,030

Advanced Technologies	Revenue	$34,259	$28,169	$34,788
	Gross margin	$5,875	$3,539	$6,062
	Gross margin %	17%	13%	17%
	Operating income	$3,926	$1,611	$3,786

Unallocated Expenses	Gross margin	$(13,602)	$(11,489)	$(13,006)
	Operating income	$(19,124)	$(16,524)	$(20,782)

TOTAL	Revenue	$344,004	$289,509	$342,363
	Gross margin	$79,602	$60,317	$75,622
	Gross margin %	23%	21%	22%
	Operating income	$53,536	$37,964	$47,882

SELECTED CASH FLOW INFORMATION
	Capital expenditures, including acquisitions	$50,718	$46,204	$59,496
	Depreciation and amortization	$21,747	$19,595	$21,517